Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman
April 24, 2009		United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES FIRST QUARTER 2009
RESULTS AND SUSPENDS CASH DIVIDEND

TECUMSEH, MI – United Bancorp, Inc. (UBMI) reported that additions to the Company’s provision for loan losses and a non-cash impairment of its goodwill resulted in a net loss of $4.70 million, or $.96 per share for the quarter ended March 31, 2009, compared to income of $1.89 million or $.37 per share for the same quarter of 2008. In other actions, the Board of Directors of United suspended payment of a cash dividend on its common shares in the second quarter of 2009.

First quarter 2009 results of operations for the Company included a substantial provision to its allowance for loan losses in its portfolio of residential construction and development loans and commercial real estate loans. The Company’s provision for loan losses of $6.87 million for the first quarter was down from $9.00 million recorded by the Company in the fourth quarter of 2008. Nonperforming loans at March 31, 2009 were $29.2 million, or 4.23% of total loans, up from $21.5 million, or 3.09%, at December 31, 2008. The Company’s allowance for loan loss as a percent of nonperforming loans was 70.9% at March 31.

Robert K. Chapman, President and Chief Executive Officer of the Company, commented that continued decline in the Michigan economy in the first quarter has resulted in further deterioration in collateral values, and corresponding increases in related credit issues and costs. As markets continue to be volatile and challenging from this economic uncertainty, we are acting aggressively to address the issues and manage our problem loans.

Based upon a recently completed goodwill impairment evaluation, United took a charge to earnings during the first quarter of approximately $2.44 million after tax as a result of a goodwill impairment of $3.47 million. The goodwill originally resulted from the acquisition of various banking offices by the Company between 1992 and 1999. The impairment of goodwill is a non-cash charge that does not affect the liquidity of the Company or its subsidiary banks. As goodwill is excluded from regulatory capital, the impairment charge will not have an adverse effect on the regulatory capital ratios of the Company or its subsidiary banks, all of which continue to be "well capitalized" under regulatory requirements.

Chapman continued, "All companies are periodically required to determine the appropriate carrying value of goodwill. The U.S. economy has experienced significant declines in asset values during this recessionary environment, and we believe our goodwill impairment charge is the most conservative course of action for us to take at this time.” He indicated that this write-off of goodwill is not related to the Company's receipt of capital from the United States Department of the Treasury under the TARP Capital Purchase Program, nor does this event have any effect on the ability of the subsidiary banks to make loans in support of our community's economy.

Mr. Chapman noted that the Company had positive results in several areas during the first quarter. United’s net revenues were up 5.7% over the same quarter of 2008, and the Company’s net interest income improved by 3.0% over the fourth quarter of 2008. In addition, mortgage volume continued to be very strong, and was approximately 2.5 times the level of the first quarter of 2008. Income from loan sales and servicing of $1.625 million for the quarter resulted in noninterest income that was 35.1% of net revenues. Deposits grew $31.7 million during the first quarter. Over the past twelve months, gross portfolio loan balances increased by 5.4%, while deposits grew 11.0 % in the same period. Chapman commented that this strong growth is due in part to the success of United’s current “BANK LOCALLY”

campaign, which is important in allowing the Company to meet the needs of its communities. “When depositors choose to deposit their money in local community banks like ours, it is re-invested locally for all of us to prosper,” stated Chapman.

As a result of net losses for the most recent two quarters, the Board of Directors of the Company suspended payment of a quarterly dividend on its common shares in the second quarter of 2009. The Board believes that it is in the Company’s best interest to preserve capital given the severe financial market conditions in Michigan. In addition, the Company has instituted cost containment and reduction measures intended to protect the Company’s capital levels in the face of its uncertain future level of earnings.

About United Bancorp, Inc.
United Bancorp, Inc. is an independent financial holding company that is the parent company for United Bank & Trust and United Bank & Trust – Washtenaw. The subsidiary banks operate seventeen banking offices in Lenawee, Washtenaw and Monroe counties, and United Bank & Trust maintains an active wealth management group that serves the Company’s market area. For more information, visit the company’s website at www.ubat.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as that an event or trend "will" occur or that United Bancorp, Inc. or its management "believes" or "intends" that a particular result or event will occur, or other words or phrases such as "move forward", "continue", and variations of such words and similar expressions. Management's determination of the provision and allowance for loan losses and the appropriate carrying value of its goodwill and other intangible assets involves judgments that are inherently forward-looking. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and United Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of United Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008. United Bancorp, Inc. undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiaries
Comparative Consolidated Balance Sheet Data (Unaudited)

Period-end Balance Sheet		Mar 31	Dec 31	Percent	Mar 31	Percent
Dollars in thousands except per share data		2009	2008	Change	2008	Change
Assets
Cash and due from banks		$15,206	$18,472	-17.7%	$15,755	-3.5%
Interest bearing balances with banks		52,631	-	100.0%	-	100.0%
Federal funds sold		-	-	0.0%	1	0.0%
Total cash and cash equivalents		67,837	18,472	267.2%	15,756	330.5%

Securities available for sale		93,295	85,093	9.6%	90,739	2.8%

Loans held for sale		3,693	4,988	-26.0%	6,070	-39.2%

Portfolio loans
Personal		110,193	112,095	-1.7%	98,293	12.1%
Business		482,019	482,564	-0.1%	463,178	4.1%
Residential mortgage		98,143	102,360	-4.1%	93,494	5.0%
Total loans		690,355	697,019	-1.0%	654,965	5.4%
Allowance for loan losses		20,698	18,312	13.0%	12,047	71.8%
Net loans		669,657	678,707	-1.3%	642,918	4.2%

Premises and equipment, net		12,926	13,205	-2.1%	13,212	-2.2%
Goodwill		-	3,469	-100.0%	3,469	-100.0%
Bank owned life insurance		12,569	12,447	1.0%	12,076	4.1%
Other assets		18,361	16,012	14.7%	13,634	34.7%
Total Assets		$878,338	$832,393	5.5%	$797,874	10.1%

Liabilities
Deposits
Non-interest bearing		$105,191	$89,487	17.5%	$82,596	27.4%
Interest bearing		636,091	620,062	2.6%	584,927	8.7%
Total deposits		741,282	709,549	4.5%	667,523	11.0%
Fed funds borrowed		-	-	0.0%	7,500	-100.0%
FHLB advances outstanding		48,126	50,036	-3.8%	42,991	11.9%
Other liabilities		3,676	3,357	9.5%	5,767	-36.3%
Total Liabilities		793,084	762,942	4.0%	723,781	9.6%

Shareholders' Equity		85,254	69,451	22.8%	74,093	15.1%
Total Liabilities and Equity		$878,338	$832,393	5.5%	$797,874	10.1%

	First Quarter			Year to Date
Average Balance Data	2009	2008	% Change	2009	2008	% Change
Total loans	$704,412	$654,940	7.6%	$704,412	$633,855	11.1%
Earning assets	837,712	768,288	9.0%	837,712	741,133	13.0%
Total assets	866,243	801,301	8.1%	866,243	777,243	11.5%
Deposits	727,715	677,023	7.5%	727,715	647,342	12.4%
Shareholders' Equity	86,081	72,757	18.3%	86,081	75,042	14.7%

Asset Quality
Net charge offs	$4,484	$919	387.9%	$4,485	$4,182	7.2%
Non-accrual loans	25,962	13,253	95.9%
Non-performing loans	29,181	16,235	79.7%
Non-performing assets	32,582	18,626	74.9%
Nonperforming loans/total loans	4.23%	2.48%	70.5%
Allowance for loan loss/total loans	3.00%	1.84%	63.0%
Allowance/nonperforming loans	70.9%	74.2%	-4.4%

United Bancorp, Inc. and Subsidiaries
Comparative Consolidated Income Statement and Performance Data (Unaudited)
Dollars in thousands except per share data

	Three months ended Mar 31
Consolidated Income Statement	2009	2008	% Change
Interest Income
Interest and fees on loans	$10,141	$11,332	-10.5%
Interest on investment securities	871	964	-9.6%
Interest on federal funds sold	17	120	-85.8%
Total interest income	11,029	12,416	-11.2%

Interest Expense
Interest on deposits	2,938	4,408	-33.3%
Interest on federal funds purchased	-	7	-100.0%
Interest on FHLB advances	529	523	1.1%
Total interest expense	3,467	4,938	-29.8%
Net Interest Income	7,562	7,478	1.1%
Provision for loan losses	6,870	660	940.9%

Net Interest Income After Provision for Loan Losses	692	6,818	-89.9%

Noninterest Income
Service charges on deposit accounts	683	823	-17.0%
Trust & Investment fee income	996	1,169	-14.8%
Gains (losses) on securities transactions	(13)	53	-124.5%
Income from loan sales and servicing	1,625	608	167.3%
ATM, debit and credit card fee income	508	529	-4.0%
Income from bank-owned life insurance	122	116	5.2%
Other income	162	239	-32.2%
Total noninterest income	4,083	3,537	15.4%

Noninterest Expense
Salaries and employee benefits	4,606	4,407	4.5%
Occupancy and equipment expense	1,349	1,244	8.4%
External data processing	408	416	-1.9%
Advertising and marketing	238	375	-36.5%
Goodwill impairment	3,469	-	100.0%
Other expense	1,951	1,360	43.5%
Total noninterest expense	12,021	7,802	54.1%
Income (Loss) Before Federal Income Tax	(7,246)	2,553	-383.8%
Federal income tax	(2,547)	665	-483.0%
Net Income (Loss)	$(4,699)	$1,888	-348.9%

Performance Ratios
Return on average assets	-2.20%	0.94%	-334.0%
Return on average equity	-22.14%	10.35%	-313.9%
Net interest margin (FTE)	3.84%	4.10%	-6.4%
Efficiency ratio	101.1%	69.3%	45.9%

Common Stock Performance
Basic & diluted earnings (loss) per share	$(0.96)	$0.37	-361.6%
Dividends per share	0.02	0.20	-90.0%
Dividend payout ratio	NA	54.5%	NA
Book value per share	12.88	14.57	-11.6%
Market value per share (1)	6.50	18.00	-63.9%
Period-end shares outstanding	5,059	5,085	-0.5%
Average shares outstanding	5,054	5,145	-1.8%

(1)	Market value per share is based on the last reported transaction on OTCBB before period end.

United Bancorp, Inc. and Subsidiaries
Trends of Selected Consolidated Financial Data (Unaudited)
Dollars in thousands except per share data

2009	2008
Balance Sheet Data	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Period-end:
Total loans	$690,355	$697,019	$683,064	$662,014	$654,965
Allowance for loan losses	20,698	18,312	14,335	13,008	12,047
Earning assets	839,974	787,100	768,184	752,517	751,774
Total assets	878,338	832,393	815,347	798,922	797,874
Deposits	741,282	709,549	686,553	669,054	667,522
Shareholders' Equity	85,254	69,451	72,766	73,452	74,093
Average:
Total loans	$704,412	$697,865	$673,548	$664,895	$654,940
Earning assets	837,712	793,937	765,119	765,808	768,288
Total assets	866,243	836,741	801,175	797,715	801,301
Deposits	727,715	706,757	668,354	655,132	677,023
Shareholders' Equity	86,081	72,343	72,890	72,890	72,757

Income Statement Summary
Net interest income	$7,562	$7,342	$7,538	$7,387	$7,478
Provision for loan losses	6,870	8,997	3,300	1,650	660
Non-interest income	4,083	2,538	3,667	3,766	3,538
Non-interest expense	12,021	7,291	7,623	7,248	7,802
Federal income tax	(2,547)	(2,392)	(114)	560	665
Net income (loss)	$(4,699)	$(4,016)	$396	$1,696	$1,888
Basic & diluted earnings (loss) per common share	$(0.96)	$(0.79)	$0.08	$0.33	$0.37

Performance Ratios and Liquidity
Return on average assets	-2.20%	-1.91%	0.20%	0.86%	0.94%
Return on average common equity	-22.14%	-22.08%	2.14%	9.29%	10.35%
Net interest margin (FTE)	3.84%	3.87%	4.16%	4.07%	4.10%
Efficiency ratio	101.1%	72.0%	66.5%	63.6%	69.3%
Ratio of loans to deposits	93.1%	98.2%	99.5%	98.9%	98.1%

Asset Quality
Net charge offs	$4,484	$5,020	$1,973	$689	$919
Non-accrual loans	25,962	20,019	13,986	15,716	13,253
Non-performing loans	29,181	21,522	16,717	17,528	16,235
Non-performing assets	32,582	24,981	20,270	20,263	18,626
Nonperforming loans/total loans	4.23%	3.09%	2.45%	2.65%	2.48%
Allowance for loan loss/total loans	3.00%	2.63%	2.10%	1.96%	1.84%
Allowance/nonperforming loans	70.9%	85.1%	85.8%	74.2%	74.2%

Market Data for Common Stock
Book value per share	$12.88	$13.75	$14.40	$14.54	$14.56
Market value per share
High	10.50	12.99	14.98	20.00	22.00
Low	5.50	7.55	9.20	14.00	17.55
Period-end	6.50	7.55	10.00	15.00	18.00
Period-end shares outstanding	5,059	5,053	5,052	5,052	5,085
Average shares outstanding	5,054	5,053	5,053	5,110	5,145

Capital and Stock Performance
Tier 1 Leverage Ratio	9.7%	7.9%	8.7%	8.8%	8.8%
Total capital to risk-weighted assets	13.3%	10.7%	11.4%	11.6%	11.7%
Dividends per common share	$0.02	$0.10	$0.20	$0.20	$0.20
Dividend payout ratio	NA	NA	256.4%	60.6%	54.1%
Price/earnings ratio (TTM)	NA	NA	15.8	x	14.9	x	16.3	x
Period-end common stock market price/book value	50.5%	54.9%	69.4%	103.2%	123.6%